Exhibit 99.1

April 20, 2020

To All Company Stakeholders:

As the world continues to combat the ongoing spread of COVID-19, our hearts go out to all of those affected by this unprecedented crisis, and we are extremely thankful for the tireless efforts of our first responders and health care workers who are bravely serving on the front lines of this war. I am writing today to provide an update on the comprehensive mitigation steps Penn National Gaming has taken in response to the ongoing pandemic, which has required the temporary closure of all 41 of our properties.

During times like these, we are deeply aware of our ongoing commitment to be a good corporate citizen and valued member of our communities. In addition to donating more than 45 tons of perishable food items to local foodbanks and homeless shelters since our temporary closures, our properties have provided hundreds of hotel rooms and thousands of masks, gloves and other personal protective equipment to first responders around the country. I am very proud of the fact that despite the challenges our Company and team members are facing, we all continue to think about and contribute to the greater good.

Fortunately, according to public health officials, we are starting to see a light at the end of this tunnel. The social distancing orders we have been living under have helped to “flatten the curve” around the country and the number of positive tests have slowly begun to stabilize. Meanwhile, there have been some promising early results in clinical trials on potential new treatments and vaccines. This has all given rise to a growing chorus of the business community, as well as local, state and federal officials, to reopen our country for business. Late last week, President Trump formally issued guidelines for "Opening up America Again”, which includes three phases for states to gradually ease their lockdowns in the coming weeks. We believe our geographic diversification across 19 states -- with no more than 15% of our revenues being derived from any single state -- makes us well-positioned to benefit from a state-by-state phased-in approach.

In preparation, our corporate and property management teams have been actively engaged in discussions with our regulators, local and state governments and health authorities to get ready for the resumption of operations. This includes developing comprehensive reopening protocols, which are entirely focused on keeping our customers and our team members – who are the true lifeblood of our company – healthy and safe.

In addition, our other guiding principles in responding to this crisis have been to preserve liquidity and to continue to execute on our long-term strategic objectives. While some of the mitigation steps we have taken to date are painful on a personal and professional level, our entire team has demonstrated the level of agility and creativity that Penn National has become known for throughout our history. Our relentless focus on best-in-class execution will ensure post-closure a brighter future for our Company’s team members, customers, shareholders and other key stakeholders.

Liquidity Update

Since the temporary closures of our facilities, we have taken several actions to bolster our liquidity to withstand the economic consequences of the shutdown, including:

Landlord Agreements: As previously announced, on March 27, 2020, Penn National entered into a binding term sheet with our principal landlord, Gaming & Leisure Properties. Pursuant to the term sheet, GLPI agreed to purchase the Tropicana Las Vegas real estate in exchange for rent credits of $307.5 million, and we closed that transaction on April 16. GLPI also agreed to purchase the real estate for our new gaming facility under construction in Morgantown, Pennsylvania for rent credits of $30 million, which we expect will occur in the second quarter of 2020. Finally, GLPI granted us an exclusive option to purchase the operations of Hollywood Casino Perryville in Maryland, which we can exercise anytime in 2020. These transactions highlight our team’s ability to creatively address short-term liquidity needs in a manner that is supportive of our long-term objectives.

Bank Group Waivers: On April 14, 2020, as more fully explained in the body of the Form 8-K, Penn National reached an agreement with our principal lenders to amend our credit agreement to, among other things, suspend our financial maintenance covenants under our existing credit agreement for the second, third, and fourth quarters of 2020.

As of March 31, 2020, after drawing down our revolving credit facility, Penn National had approximately $730 million of cash and cash equivalents on the balance sheet. Since then, we have taken swift measures to significantly reduce our daily operating expenses through the GLPI transactions, company-wide furloughs, decreases in compensation to our executive team and Board of Directors and other cost mitigation measures. These steps have materially reduced our average monthly cash burn during our temporary closures to approximately $83 million, inclusive of significantly higher than average expenses in April. As a result, we believe that these collective steps will allow us to successfully weather the state-mandated closures related to the COVID-19 crisis.

Long-Term Outlook

Once our properties are able to reopen, Penn National is well-positioned to rebound with the nation’s largest and most broadly diversified portfolio of 41 properties in 19 states and an opportunity to gain a foothold in our 20th state with the Hollywood Casino Perryville option. The temporary closures of our properties have provided us with a unique opportunity to reimagine our casinos, and we have already identified ways to improve our operating model while enhancing the guest experience.

Our unparalleled distribution network will also help power the launch of our Barstool-branded mobile sports betting product in the third quarter of this year, as our product development team has remained fully engaged and focused on delivering a best in class product on time and on budget. We expect our digital businesses to deliver meaningful revenue and profit contributions in 2021 and beyond. We also believe our continued evolution into the best-in-class omni-channel provider of retail and online gaming and sports betting entertainment will be a catalyst for our core land-based business, while also providing a platform for significant long-term shareholder value. In short, our long-term strategic position remains unchanged and intact.

In closing, I would like to thank our Company’s team members and valued stakeholders for your patience and understanding during these very trying times and for your ongoing support and confidence.

Sincerely,

Jay A. Snowden
President and Chief Executive Officer
Penn National Gaming, Inc.

Forward-looking Statements

All statements included in this letter, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the reopening of the U.S. economy, COVID-19 and potential new treatments and vaccines, the length of time Penn National’s gaming facilities will be required to remain closed and the impact of these closures on Penn National and its stakeholders, the demand for gaming once the facilities reopen, the impact of COVID-19 on general economic conditions, capital markets, unemployment and the Company’s liquidity, operations, supply chain and personnel, the potential benefits and expected timing of the Morgantown and Perryville transactions with GLPI, the decisions made by the Company in response to COVID-19, the launch of the Barstool-branded mobile sports betting product and its future revenue and profit contributions, and the ability of the parties’ to obtain third party approvals are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business. Accordingly, Penn National cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) COVID-19 and its effect on capital markets, general economic conditions, unemployment and the Company’s liquidity, operations and personnel; (b) industry, market, economic, political, regulatory and health conditions; (c) disruptions in operations from data protection breaches, cyberattacks, extreme weather conditions, medical epidemics or pandemics such as the COVID-19, and other natural or manmade disasters or catastrophic events; (d) the reopening of the Company’s gaming facilities are subject to various conditions, including numerous regulatory approvals and may be delayed, including for reasons beyond our control; (e) the consummation of the proposed Morgantown and Perryville transactions with GLPI are subject to various conditions, including third party agreements and approvals, and accordingly may be delayed or may not occur at all, including for reasons beyond our control; (f) potential adverse reactions or changes to business or regulatory relationships resulting from the announcement or completion of the transactions with GLPI; (g) the outcome of any legal proceedings that may be instituted against the Company or its directors, officers or employees; (h) the impact of new or changes in current laws, regulations, rules or other industry standards; and (i) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K and its Current Reports on Form 8-K. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this letter may not occur.